Exhibit 99.2

BROWN SHOE ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION

ST. LOUIS, April 27, 2011 --  Brown Shoe Company, Inc. (“Brown Shoe”) (NYSE: BWS) (www.brownshoe.com) announced today that it has commenced a cash tender offer (the “Tender Offer”) for any and all of its $150 million aggregate principal amount of 8¾% Senior Notes due 2012 (CUSIP No. 115736AC4) (the “Notes”). In connection with the Tender Offer, Brown Shoe is soliciting consents to proposed amendments that would, among other things, eliminate most of the restrictive covenants and certain of the events of default contained in the indenture governing the Notes (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”).  The Tender Offer and Consent Solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated April 27, 2011 (the “Offer to Purchase”). The Offer will expire at 8:00 a.m., New York City Time, on Wednesday, May 25, 2011, unless extended by Brown Shoe in its sole discretion (the “Expiration Time”).

Holders who validly tender (and do not validly withdraw) their Notes and provide their consents to the proposed amendments to the indenture governing the Notes prior to 5:00 p.m., New York City time, on May 10, 2011, unless extended by us in our sole discretion (such time and date, as the same may be extended, the “Consent Date”), will receive total consideration of $1,003.75 per $1,000 principal amount of Notes, which includes a consent payment of $10.00 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes accepted for purchase. Holders who validly tender their Notes before the Consent Date will be eligible to receive payment on the initial payment date, which is expected to be on or about May 11, 2011.

Holders who tender their Notes after the Consent Date and prior to the Expiration Time will be entitled to receive consideration of $993.75 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes accepted for purchase. Holders of Notes tendered after the Consent Date will not receive a consent payment.

Following receipt of the consent of holders of at least a majority in aggregate principal amount of the outstanding Notes, Brown Shoe will execute a supplemental indenture effecting the proposed amendments. Except in certain circumstances, Notes tendered and consents delivered may be withdrawn only prior to the Consent Date.

The Offer is subject to a number of conditions that are set forth in the Offer to Purchase, including, without limitation, (i) the receipt of the required consents to amend and supplement the indenture governing the Notes in connection with the Consent Solicitation and the execution of a supplemental indenture effecting such amendments by the applicable parties, and (ii) the completion of a new debt financing, so that, when combined with other cash on hand and borrowings under the Company’s revolving credit agreement, the Company will have sufficient funds to pay the total consideration for all Notes tendered and accepted for purchase plus all related fees and expenses, each as more fully described in the Offer to Purchase.

Brown Shoe has engaged BofA Merrill Lynch as Dealer Manager for the Offer. Persons with questions regarding the terms and conditions of the Offer should contact BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 388-9217.  Requests for documents and questions regarding the offer may be directed to Georgeson, Inc. at 199 Water Street, 26th Floor, New York, NY  10038-3560 or at (212) 440-9800 (banks and brokers) or (877) 507-1756 (all others).

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The Offer is made solely pursuant to the Offer to Purchase. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
This press release contains certain forward-looking statements, including without limitation, statements regarding the completion of the Offer; the completion of, and use of proceeds from, a new debt financing to finance the Offer; and the timing of the closing of such transactions.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially, including general market conditions.  The Company’s reports to the Securities and Exchange Commission contain additional information relating to such factors.  The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Brown Shoe Company, Inc.
Brown Shoe is a $2.7 billion global footwear company.  Brown Shoe’s Retail division operates Famous Footwear, a leading family branded footwear destination with over 1,100 stores nationwide and e-commerce site FamousFootwear.com, approximately 260 specialty retail stores in the U.S., Canada, and China primarily under the Naturalizer brand name, and footwear e-tailer shoes.com. Through its wholesale divisions, Brown Shoe designs and markets leading fashion and athletic footwear brands including Naturalizer, Dr. Scholl's, LifeStride, Sam Edelman, Franco Sarto, Via Spiga, Etienne Aigner, Vera Wang Lavender, Avia, rykä, And 1, and Buster Brown.  Brown Shoe press releases are available on the Company's website at www.brownshoe.com.

Contacts:
For investors:                                                       For media:
Allison Malkin                                                     Erin Conroy
ICR, Inc.                                                                Brown Shoe
Allison.malkin@icrinc.com                                econroy@brownshoe.com
203-682-8225                                                         212-324-4515